Exhibit 99.5

(Form of Draft Partner Letter)

(Name
Title
Address)

Dear Partner:

Today is a big day for Todd Shipyards Corporation and our partners, and I am happy to share the news with you.

Vigor Industrial, LLC has made a proposal to acquire all of the shares of Todd Shipyards Corporation. Today these shares are owned by thousands of people and are bought and sold on the New York Stock Exchange.  Todd’s Board of Directors has reviewed the Vigor proposal and is recommending to shareholders that they accept this offer.

If sufficient numbers of shares are tendered, then the thousands of shareholders who currently own Todd Shipyards Corporation will transfer their ownership to Vigor, which is a private company and will be the new owner of Todd.  This ownership will include all of Todd’s subsidiaries, including Todd Pacific Shipyards Corporation and Everett Shipyard, Inc.

This sale will bring together the premier shipbuilding and ship repair companies in Washington and Oregon to create the largest and most capable marine services provider in the Pacific Northwest.

All existing contracts and obligations will remain in place, and all current leadership will be retained, which should provide some assurance and continuity.

Our stronger and more diversified business will produce long-term advantages for our customers.  With our existing facilities in Washington, Vigor adds significant shipyard and industrial operations in the Portland area, a ship repair facility in Port Angeles and Tacoma, as well as operations in Bremerton and Everett.

Uniting these resources with the capabilities of these two companies will enable us to expand the scope and capacity of our ship repair and new construction operations, and our combined experience will provide a level of capability, quality, efficiency and adaptable skills that will be second to none.

We are fortunate to be joining with an ambitious company that understands our business, has roots in the Pacific Northwest and is oriented towards growth in our industry.  We see this development as the next chapter in a 94-year success story.

We value our relationship with you and are excited about the opportunities that this acquisition will bring for both of us moving forward.  Together we have been able to accomplish great things, and there will be even bigger goals for us on the horizon.

For your convenience, I am attaching a copy of the press release.  Please contact ( ______ ) if you have any questions.

Sincerely,